 Exhibit 99.1

December 15, 2010	Trading Symbol: LXRP: OTCBB
LXX: CNSX

Two Successful Oil Wells and Record-High Oil Production

(Kelowna, BC: December 15, 2010) - Lexaria Corp. (the "Company” or “Lexaria") is very pleased to announce successful oil production from two new wells drilled this season at Belmont Lake Oil Field, Mississippi.

The 12-4 oil well began producing oil on October 21 and produced an average of 200.4 barrels per day for the first ten days of production, significantly more than expected. This is the highest oil production rate ever recorded for a Belmont Lake Oil Field well and meaningfully increases the production potential of the remaining wells to be drilled in the field. (Lexaria currently holds a 40% gross working interest in the 12-4 well.)

The well is currently being produced at a rate of approximately 50% of its initial capacity. The 12-4 well is in production while permanent production lines are being installed.

The 12-5 well experienced down-hole complications that initially delayed production. Those complications were overcome and on December 3 the 12-5 well produced approximately 50 barrels of oil. This well is currently awaiting its artificial lift system and production lines to be connected. Because the 12-5 well encountered what is believed to delineate the most North-Western corner of the field it is not expected to produce at the higher rates of the more centrally located 12-4 well.(Lexaria currently holds a 40% gross working interest in the 12-5 well.)

Lexaria further announces that oil production has recently set both daily and monthly record-high levels. As was reported on August 24, 2010, Belmont Lake oil field production for the 18 months ending June 30, 2010, had averaged 2,303 barrels per month. Recent monthly field production is shown here in barrels of oil per month:

Jul	2,423
Aug	1,722
Sep	Nil
Oct	4,515
Nov	3,848

Both October and November production was from the 12-1; 12-3; and 12-4 oil wells only, and on a non-constant basis. New well drilling operations in August and September interrupted production on a temporary basis. The 12-5 well is expected to begin regularly contributing to overall production this month.

Lexaria expects monthly oil production to increase for two reasons:

i.	First - all four of the existing wells should be simultaneously producing for the first time; and

ii.	Second - a significant field infrastructure upgrade is underway.

Permanent dedicated production lines and gas injection lines are being installed as part of a comprehensive infrastructure upgrade that began construction in November and is nearing completion.

NOTE: All production quantity data shown here are approximate and supplied by field operators. Precise amounts produced have varied slightly from the quantities shown here, and monthly sales amounts will vary due to schedules of oil pickups and sales.

Four additional well locations to be drilled at Belmont Lake have been identified as a result of the knowledge gained through recent drilling. Lexaria is examining different methods to build maximum value from these potential wells and notes that, like the 12-4 well, some appear to be located in the more central areas of the field.

Lexaria reminds our stakeholders that we have recently extended our strategic well option agreement over an area of 130,000 acres in the Belmont Lake area. Lexaria holds a strategic 60% interest in the next 38 exploration wells and all potential oil and gas fields discovered by those wells, giving the Company significant opportunities to focus on the same geological horizons as the very successful Belmont Lake.

Lexaria currently holds a 40% gross working interest in the 12-4 and 12-5 directional wells and a 32% interest in the 12-1 and 12-3 wells.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD
"Chris Bunka"
Mr. Chris Bunka, President

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka CEO/Chairman
(250) 765 6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, future production, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements include: (i) the Company’s belief that the12-5 well is expected to begin regularly contributing to overall production this month; and (ii) the Company’s expectation that monthly oil production should increase for the following two reasons: (a) all four of the existing wells should be simultaneously producing for the first time, and (b) a significant field infrastructure upgrade is underway. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favourable for field work; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. There is no assurance that any future exploration will take place and no assurance that there are any likely locations for Belmont Lake “look-alike” fields. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.